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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


                  This Employment Agreement ("Agreement"), is executed effective as of the 1st day of November, 2000 ("Execution Date"), to be effective as defined herein, by and between Canaan Energy Corporation, an Oklahoma corporation ("Company"), and Anthony Lasuzzo ("Executive") with reference to the following circumstances:

                                    RECITALS:

                  A. Company desires to retain the services of Executive and Executive desires to make Executive's services available to Company upon the terms and conditions set forth herein.

                  B. This Agreement is executed on the Execution Date as defined hereinabove, but shall become effective as of November 1, 2000 ("Effective Date").

                  In consideration of the above recitals, the mutual conditions and covenants contained herein and the benefits to be derived from the mutual observance of the provisions of this Agreement, Company and Executive agree as follows:.

                  1. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

                  2. TERM. The term of employment of Executive shall be for a period of five (5) years, beginning on the Effective Date, and continuing for sixty (60) months thereafter.

                  3. COMPENSATION AND BENEFITS.

                           3.1 Base Compensation. As compensation for services rendered under this Agreement, Company shall pay Executive a base salary of One Hundred Seventy Thousand and No/100 Dollars ($170,000) per year, payable on such days as Company normally pays its employees, prorated for any partial employment period.

                           3.2 Signing Bonus. Upon the Effective Date of this Agreement, Company shall pay Executive a signing bonus in the amount of Eighty Thousand and No/100 Dollars ($80,000), from which Company shall withhold all required taxes.

                           3.3 Stock Option. On the first day of trading of the Company's common stock on or after the Effective Date or on such other date as Company and Executive may agree, Company shall grant Executive a stock option to purchase one percent (1.0%) of the total shares of outstanding common stock of the Company with the exercise price equal to the average of the closing bid and closing asked prices of the Company's common stock as of the Effective Date of this Agreement. The option shall become exercisable pursuant to a stock option agreement in the form attached hereto as Exhibit "A" under the terms of the


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         Company Stock Option Plan at the rate of: (i) one-half (1/2) of the total stock options granted to Executive becoming exercisable on the Effective Date, and (ii) the remaining one-half (1/2) of the total stock options granted to Executive becoming exercisable on the third
         (3rd) anniversary of the Effective Date, so long as Executive continues to be employed by Company continuously during said period of time. A portion of the option will be an incentive stock option as provided under Section 422 of the Internal Revenue Code to the maximum extent permitted by such Section.

                           3.4 Additional Compensation. Executive shall be paid such additional compensation, if any, for services rendered hereunder as may be determined in the sole discretion of the Board of Directors of Company ("Board").

                           3.5 Insurance Benefits. During the term of this Agreement, Company shall provide Executive, his spouse, and his children with insurance coverage providing benefits for sickness and hospitalization in such amounts and on such terms as generally available to all employees or officers of Company as approved from time to time by the Board. However, Executive shall be responsible for the premium payments on such insurance coverage for his spouse and children. Further, Company shall provide Executive with insurance coverage benefits for disability in such amount and on such terms as are generally available to the officers of Company. During the term of this Agreement, Executive shall be entitled to receive any and all life insurance benefits hereafter made available to the executive officers of the Company on the same terms and in the same amounts as are generally made available to them.

                           3.6 Employee Benefits. During the term of this Agreement, Executive shall receive such fringe benefits as allowed under Company's stated policies as may be determined from time to time in the sole discretion of the Board.

                  4. DUTIES. Executive shall be employed by Company as the Chief Operating Officer of Company, having those duties and responsibilities ordinarily associated with a chief operating officer of a publicly held oil and gas company, and such other specific duties, as shall, from time to time, be determined by the Board and the President of Company.

                  5. EXTENT OF SERVICES. Executive shall devote substantially all of his time, attention and energy to the business of Company and shall not engage in any other business activities; provided, however, that Executive may retain interests in oil and gas properties acquired prior to the Effective Date, and that, after the Effective Date, Executive may also continue, from time to time, as Executive sees fit, in his discretion, to acquire new and additional interests of all types, kinds and nature in additional oil and gas properties, as well as to rework and further develop the oil and gas interests which he currently owns. In addition, Executive may acquire passive investments in other oil and gas, or energy-related businesses, including publicly held companies, so long as his interest therein does not exceed 10% of the total voting interests of such business or company and so long as the management of such activities and investments does not in any material respect detract from

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Executive's ability to devote substantially all of his time to the affairs of
Company or otherwise conflict with the terms of this Agreement.

                  6. CONFIDENTIAL INFORMATION AND TRADE SECRETS.

                           6.1 Confidential Information and Trade Secrets. Executive acknowledges that he will have access to and that there will be disclosed to him during the course of this employment, information of a proprietary nature owned by Company, which is of a confidential nature and has great value to Company and which is a substantial basis and foundation upon which Company's business is predicated. Executive acknowledges that except for his employment and the duties assigned to him which he will be fulfilling under this Agreement, that he would not otherwise have access to the foregoing information. Executive agrees that any and all confidential information which may be obtained by him in the course of his employment will be held inviolate by him and that he will conceal the same from any and all other persons, including, but not limited to, competitors of Company, and that he will not impart any such confidential information acquired by him as an employee of Company to anyone whomsoever either during this employment or after his employment by Company has terminated, except to the extent (i) such disclosure is required by law, (ii) such information is otherwise made public by Company, or, for any other reason whatsoever, becomes public information, or otherwise generally available information from a source other than the Company (other than by Executive in violation of this Section 6), or (iii) such disclosure is made in the normal course of business and is consistent with Company's interests. Executive agrees that upon termination of his employment hereunder he will immediately surrender and turn over to Company all books, records, forms, data, electric logs, geological maps, scout cards, seismic tapes and all papers and writings relating to the business of Company and other information which reflects or reveals Company's confidential or trade secret information protected by this Section 6, and all other property belonging to Company, it being understood and agreed that the same is the sole property of Company and that Executive will not make any copies thereof; provided, however, the parties agree that Executive's personnel files and any books, records, forms, documents, contracts, agreements, correspondence, data, logs, seismic tapes and maps, which were Executive's property prior to the Effective Date, or which are acquired by Executive after the Effective Date with regard to his own personal investments and not with regard to his employment by Company, shall remain Executive's property for all purposes. For purposes of this Section 6, the term "Company" shall include Company as herein defined and any of its subsidiaries, affiliates or parent organizations.

                           6.2 Injunctive Relief. Executive specifically acknowledges and agrees that the remedy at law for any breach of the provisions of Sections 6.1 will be inadequate and that Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

                           6.3 Reformation. In the event that the provisions of this Section 6 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then


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         such provision shall be deemed reformed to the maximum time or geographic limitations permitted by applicable law.

                  7. EXPENSES. Executive shall be reimbursed by Company for all of the actual costs and expenses incurred by him in the performance of his duties hereunder, including expenses for entertainment, travel and similar items, consistent with policies with respect thereto adopted by the Board from time to time. Company will reimburse Executive for all such costs and expenses upon the presentation by Executive, from time to time, of an itemized account of such expenditures.

                  8. VACATIONS. Executive shall be entitled to five (5) weeks paid vacation per calendar year, with all five (5) weeks earned as of the Effective Date of this Agreement.

                  9. TERMINATION. This Agreement will continue in effect for the term set forth in Section 2, unless sooner terminated pursuant to this Section 9.

                           9.1 Termination by Company. Company will have the following rights to terminate this Agreement:

                                    9.1.1 Termination Without Cause; or
                  Resignation by Executive For Good Reason. This Agreement may be terminated by Company without cause, at any time by the service of written notice of termination to Executive specifying an effective date of such termination. In the event: (i) Executive is terminated hereunder by Company without cause, or (ii) the Executive resigns from his employment by Company for "Good Reason," as that term is defined below in Section 9.2, thereby terminating this Agreement, at any time prior to the expiration of the term of this Agreement as set forth in Section 2 hereof ("Expiration Date"), then, and in either such event, Company will pay to Executive within thirty (30) days after the effective date of such termination, or resignation for "Good Reason," a cash severance payment in an amount equal to the full amount of the compensation which would have otherwise been paid to Executive pursuant to the terms of Section 3.1 of this Agreement through the Expiration Date had his employment not been so terminated, less the amount of the withholding obligation of Company with respect to such severance payment. Such severance payment shall be payable in equal monthly installments as provided in
                  Section 3.1 for the unexpired remainder of the term of his employment under Section 2, i.e., until the Expiration Date, and shall be paid regardless of whether Executive obtains other employment.

                                    9.1.2 Termination for Cause. Company may, by
                  action of the Board, terminate this Agreement for cause if
                  Executive: (a) willfully misappropriates the property of Company or commits any other act of dishonesty or breach of trust resulting in or intended to result directly or indirectly in gain to Executive at the expense of Company; (b) engages in personal misconduct which materially injures Company; (c) violates any law or regulation relating to the business of Company

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                  which results in material injury to Company; or (d) subject to the Executive's right to resign for Good Reason, as defined in
                  Section 9.2, below, fails to substantially perform his duties hereunder in a manner consistent with prudent management practices. In the event this Agreement is terminated for cause, Company will have no obligation to provide any further payments or benefits to Executive with respect to any period after the effective date of such termination.

                           9.2 Termination of this Agreement by Executive for Good Reason or Without Good Reason. Executive may terminate this Agreement without Good Reason, as that term is defined below in this Section, or without cause at any time by the service of a written notice of termination on the Company specifying an effective date of such termination. In the event Executive so voluntarily terminates this Agreement, or resigns from his position of employment with the Company, without Good Reason or without cause, then, and in such event, all of the rights, benefits and entitlements of Executive under this Agreement, including without limitation, his right to receive salary payments, shall cease on the effective date of such voluntary resignation without "Good Reason" or without cause, except for any rights of Executive which have vested prior to the effective date of his said voluntary resignation without Good Reason or without cause. If, on the other hand, the Executive resigns for Good Reason, then such termination of this Agreement shall be treated the same hereunder as a termination of this Agreement without cause by the Company and, in such event, the Executive shall be entitled to receive payment of his salary through the remaining term of this Agreement, i.e., until the Expiration Date, in the same manner as is specifically provided above in Section 9.1.1 with regard to a termination of this Agreement by the Company without cause. For purposes of this Agreement, the term "Good Reason," with respect to a resignation by the Executive, shall have the following meaning:

                                    (i) A significant diminution by the Company
                  of his Role, as that term is defined below in this Subsection, if the diminution in his Role is not reasonably related to an adverse change in his performance of his assigned duties for the Company or if the diminution in his Role is not reasonably related to the hiring by the Company of an executive senior to the Executive; provided that Good Reason shall not exist under this clause in the case of termination for Cause, as that term is defined in Section 9.1.2, above, or the diminution of his Role by reason of the voluntary actions of the Executive, or on account of the disability, retirement or death of the Executive, as described and defined herein, or by reason of the voluntary termination by Executive of his employment with the Company other than for a Good Reason, as defined herein. For purposes of this Agreement, the term "Role" shall mean the Executive's authority or responsibilities with the Company on the Effective Date as Chief Operating Officer; or any enhanced Role (other than by way of an interim or otherwise expressly temporary appointment) to which he had ascended during the term of this Agreement after the Effective Date;

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                                    (ii) A reduction in the base salary and/or
                  bonuses paid to Executive to an amount such that the sum of his base salary and bonuses as so reduced is less than the sum of his base salary and bonuses as of the Effective Date, excluding Executive's Signing Bonus set forth in Section 3.2 hereof, or a failure by Company, after twenty (20) days' written notice thereof by Executive to the Company, to pay Executive any installment owing to him of such salary or bonus hereunder;

                                    (iii) The failure by Company to include
                  Executive in any employee benefit plans or provide Executive with any material benefits which are commensurate to Executive's role as Chief Operating Officer and which are provided to the executive officers of Company who are senior to Executive, or any action or inaction by Company which could adversely affect Executive's continued participation in any benefit plan, entitlements or other arrangements of the Company, or Executive's ability to enjoy or realize upon any material benefit under any such plan, entitlement or arrangement; and/or

                                    (iv) Company's assigning Executive, without
                  his prior written consent, to perform his duties under the Agreement at a location anywhere other than Oklahoma County, State of Oklahoma, other than travel required for Executive to perform his Role.

                           9.3 Incapacity or Disability of Executive. For purposes of this Agreement, Executive shall be deemed to be "disabled," or have a "disability" or be "incapacitated," if Executive shall have an illness, injury or other physical or mental condition which results in the Executive's inability to perform substantially the duties he performed in his employment capacity for the Company under this Agreement to the same extent he was performing such duties immediately prior to the commencement of such condition and it is anticipated that he will thereafter be unable to render such duties in that manner for a period of time in excess of 120 days, as certified to in writing by one
         (1) licensed physician who is licensed to practice medicine in the State of Oklahoma. If Executive becomes "disabled," Company may terminate this Agreement and Executive will receive the amount of any earned but unpaid compensation which is to be paid to him pursuant to the terms and conditions of Section 3.1 above, for the period prior to the effective date of said termination by the Company and shall be entitled to receive such other benefits which might be payable to him by reason of such disability as are provided for by the applicable employee benefit plans, if any, of Company.

                           9.4 Death of Executive. If Executive dies during the term of this Agreement, this Agreement shall terminate without compensation to Executive's estate, except for the amount of any earned but unpaid compensation as provided by Section 3.1 for the period prior to the date of his death and for such other benefits which he has accrued through the date of his death under the applicable employee benefit plans, if any, of Company.

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                           9.5 Set-Off. Company shall be entitled to set off any
         amounts due from Executive to Company against any termination payments payable to Executive pursuant to this Agreement to the extent any amounts are currently due and payable from Executive at the time of payment of such termination payments.

                  10. HEADINGS. Section headings are including solely for convenience and should not be used in the interpretation of this Agreement.

                  11. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, unenforceability shall not effect any other provision of this Agreement.

                  12. NOTICES. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing opposite their signature, but each party may change its/his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

                  13. WAIVER OF BREACH. The waiver by Executive or Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  14. BINDING EFFECT. The respective rights and obligations of Company and Executive under the Agreement shall inure to the benefit of and shall be binding upon Company and the Executive and their respective heirs, personal representatives, successors and assigns. This Agreement shall not be assignable by Executive. As used herein, the term "successors and assigns" shall include any corporation or corporations which acquire all or substantially all of the assets and businesses of Company whether by purchase, merger, consolidation or otherwise.

                  15. ENTIRE AGREEMENT. This Agreement, the Company Stock Option Plan attached hereto as Exhibit "A" and the Change in Control Agreement attached hereto as Exhibit "B" supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company and such agreements contain all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

                  16. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

                  17. ATTORNEY'S FEES AND COSTS. If any action at law or in equity including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing parties shall be entitled to recover reasonable attorney fees and all costs



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and expenses, including but not limited to, costs to take depositions costs to arbitrate a dispute, filing fees and any other costs associated with the dispute from the other party, which fees and costs may be in addition to any other relief which may be awarded.

                  18. CHANGE IN CONTROL AGREEMENT. On the Effective Date of this Agreement, Executive and Company agree to execute a Change in Control Agreement in substantially the same form as the document attached as Exhibit "B" to this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


COMPANY:                               CANAAN ENERGY CORPORATION
                                       119 N. Robinson, Suite 600
                                       Oklahoma City, OK  73102


                                       By:
                                          --------------------------------------
                                                          John Penton, President


EXECUTIVE:
                                       -----------------------------------------

                                       ------------------------------
                                       Address:

                                       ------------------------------

                                       ------------------------------



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                                   EXHIBIT "A"

                         FORM OF STOCK OPTION AGREEMENT





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                                   EXHIBIT "B"

                           CHANGE IN CONTROL AGREEMENT